EXHIBIT 4.3
EXECUTION VERSION
FIRST AMENDMENT
FIRST AMENDMENT, dated as of May 31, 2017 (this “Amendment”), under the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017 (the “Existing Credit Agreement”; and as amended by this Amendment, the “Credit Agreement”), among TENNECO INC., a Delaware corporation (the “Company”), TENNECO AUTOMOTIVE OPERATING COMPANY INC., a Delaware corporation and a Subsidiary of the Company (“TAOC”), any other Subsidiary Borrowers (as defined therein) from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other financial institutions named therein as agents for the Lenders.
W I T N E S S E T H:
WHEREAS, the Borrowers, the Lenders, the Administrative Agent and certain other financial institutions are parties to the Existing Credit Agreement;
WHEREAS, the Borrowers and the Administrative Agent have identified an inconsistency, defect or other manifest error in the definition of “Interest Payment Date” and in the definition of “Issuing Lender” in each case in Section 1.1 of the Existing Credit Agreement; and
WHEREAS, pursuant to Section 10.1(e) of the Existing Credit Agreement, the parties hereto hereby agree to amend the Existing Credit Agreement as set forth herein, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein or the context otherwise requires, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

2.Notice. Pursuant to Section 10.1(e) of the Existing Credit Agreement, the Borrowers and the Administrative Agent hereby provide written notice to the Lenders that the definitions of “Interest Payment Date” and “Issuing Lender” in each case in Section 1.1 of the Credit Agreement are hereby amended in order to correct, amend or cure an inconsistency, defect or other manifest error in the Existing Credit Agreement, and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the first date a draft of this Amendment is posted or otherwise provided for review by the Lenders. In accordance with the foregoing, the Existing Credit Agreement is amended as set forth in Section 3 below.

3.Amendments. Effective as of the First Amendment Effective Date (as defined below), Section 1.1 of the Existing Credit Agreement is hereby amended as follows:
(a)by deleting clause (d) of the definition of “Interest Payment Date” in its entirety and inserting in lieu thereof the following clause (d): “(d) as to any Overnight LIBOR Loan, the second

Business Day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan and”; and

(b)by inserting “, The Bank of Tokyo-Mitsubishi UFJ, Ltd.” immediately after the reference to “Morgan Stanley Bank, N.A.” in the definition of “Issuing Lender”.

4.Effectiveness. This Amendment shall become effective on the date (the “First Amendment Effective Date”) on which:

(a)The Administrative Agent shall have received this Amendment executed and delivered by the Borrowers and the Administrative Agent.

(b) The Administrative Agent shall not have received a written objection to this Amendment from the Required Lenders within five Business Days following the first date a draft of this Amendment is posted or otherwise provided for review by the Lenders.

5.Continuing Effect of the Credit Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Existing Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrowers that would require a waiver or consent of the Lenders and the Administrative Agent. Except as expressly amended hereby, the provisions of the Existing Credit Agreement are and shall remain in full force and effect.

6.Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts (including telecopied and electronic counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. Each of this Amendment and the Credit Agreement is a Loan Document.

7.GOVERNING LAW; WAIVER OF JURY TRIAL; MISCELLANEOUS.

(a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 10.16 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN MUTATIS MUTANDIS.
(c) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Existing Credit Agreement or the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement.
(d) This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Company and the Administrative Agent. This Amendment may be delivered by facsimile or electronic transmission of the relevant signature pages hereof.

8.Severability. If any provision of this Amendment shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

9.Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.
TENNECO INC.

By:	/s/	PAUL D. NOVAS
	Name:	Paul D. Novas
	Title:	Vice President, Finance

TENNECO AUTOMOTIVE OPERATING COMPANY INC

By:	/s/	PAUL D. NOVAS
	Name:	Paul D. Novas
	Title:	Vice President, Finance

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:	/s/	GENE RIEGO De DIOS
	Name:	Gene Riego De Dios
	Title:	Executive Director